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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT IS MADE AND ENTERED INTO AS OF, OCTOBER 21, 2002 ("EMPLOYMENT AGREEMENT") BY AND BETWEEN THE MAJESTIC STAR CASINO, LLC, AN INDIANA LIMITED LIABILITY COMPANY D/B/A MAJESTIC STAR AND MAJESTIC INVESTOR ("THE COMPANY") AND JON SCOTT BENNETT ("EXECUTIVE").

                                    RECITALS

A. The Company and the Executive desire to enter into an Employment Agreement, which supersedes any and all other agreements, either oral or in writing with respect to the employment of Executive by the Company, including employee's current employment agreement dated July 20, 2001.

B. The Company and the Executive agree that the Executive's Employment Period with the Company shall commence on or about OCTOBER 21, 2002, at which time the Employment Agreement between the Company and Executive will become effective.

1.       Terms

         The Company hereby agrees to employ Executive, and Executive hereby agrees to serve the Company, on the terms and conditions of the Employment Agreement, for a TWENTY-FOUR (24) MONTH PERIOD ("Period of Employment") commencing on the Executive's date of hire with the Company (such Period of Employment being subject to earlier termination as provided herein). If it is determined by the Company or Executive not to renew the Employment Agreement either party agrees to give A SIX
         (6) MONTH ADVANCE NOTICE prior to the expiration of the initial twenty-four (24) month "Period of Employment".

2.       Duties and Services

         During the period(s) of employment, Executive agrees to serve the Company and its affiliates as its VICE PRESIDENT AND CHIEF FINANCIAL OFFICER and in such other offices and positions of the Company within his areas of expertise and to perform such other reasonable and appropriate duties consistent with such position (s) as may be requested of him by the President and Chief Executive Officer and /or his designee of the Company, in accordance with the terms herein set forth. The position of Vice President and Chief Financial Officer shall report to the Executive Vice President and Chief Operating Officer. Excluding periods of personal time off to which Executive is entitled, Executive shall devote his full time energy and skills to the business and affairs of the Company and to the promotion of its interests. The Executive shall perform all such duties to the best of his ability and in a diligent manner. Executive will be based in Las Vegas, Nevada and may be reasonably required to travel outside Las Vegas, Nevada from time to time. Executive acknowledges and agrees that this Employment is subject to the licensing and regulatory control of the Indiana Gaming Control Board and various other state, county and city gaming regulatory enforcement agencies (collectively the "Gaming Authorities") which may require that Executive be investigated for personal suitability and licensing. Executive

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         shall fully cooperate with the Gaming Authorities in order that he may obtain all required licenses, permits, approvals or findings of suitability required in connection with his employment hereunder. Company agrees to pay all reasonable costs associated with licensing of Executive.

3.       Compensation

         (a) Salary. As compensation for his services hereunder, the Company shall pay Executive, during the Period of Employment, an annual salary of Two Hundred Fifty Thousand Dollars ($250,000.00) less all applicable federal, state and local taxes, social security and other governmental mandated deductions, which shall be payable in installments in accordance with the Company's compensation schedule as in existence from time to time. On the first anniversary of his date of hire, Executive shall receive an annual performance review at which time he shall be considered for a merit increase in his annual salary.

         (b) Bonuses. For the calendar year ended December 31, 2002, Executive shall be entitled to receive incentive compensation in accordance with bonus and incentive plans in place during 2002 at Barden Mississippi Gaming, LLC, d/b/a Fitzgeralds Tunica. Effective for the year beginning January 1, 2003, and each subsequent year thereafter, Executive and the Company will negotiate, in good faith, a reasonable and fair bonus program for the Executive.

         (c) Fringe Benefits. For such period of time as Executive is employed by the Company during the Period of Employment, the Executive shall receive coverage under the Company's medical insurance program (as such program is in effect from time to time). The Company agrees to pay the Executive's monthly premium contributions on behalf of the Executive and his eligible dependents. The Executive shall receive a five thousand dollar ($5,000.00) per annum allowance for unreimbursed medical expenses submitted in accordance with Company expense procedures, and less all applicable federal, state and local taxes. The Company agrees to provide Executive a one million dollar ($1,000,000.00) annually renewing term life insurance policy during the Period of Employment subject to medical and financial underwriting. Nothing contained herein shall preclude the Executive from participating in any present or future employee benefit plans of the Company, including without limitation any 401(k) plan, profit-sharing plan, savings plan, deferred compensation plan and health and accident plan or arrangement, if he meets the eligibility requirements therefore.

         (d) Vacation. Executive shall be entitled to four (4) weeks vacation per year, to be taken at time or times mutually acceptable to Executive and the Company, in accordance with the vacation policy in effect at the time. The Company also acknowledges that Executive is entitled to transfer up to two
                  (2) weeks of vacation time earned in his present position at Barden Mississippi Gaming, LLC.




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         (e)      Business Expenses. All reasonable travel and other expenses incident to the rendering of services by Executive hereunder shall be paid by the Company. If any such expenses are paid in the first instance by the Executive, the Company shall reimburse him therefor on presentation of appropriate documentation required by the Internal Revenue Code and Regulations or otherwise required under the Company policy in connection with such expenses.

4.       Relocation

         (a) The Company agrees to provide to the Executive an allowance of up to Thirty Thousand Dollars ($30,000.00) to be used in connection with selling Executive's Home in Southaven, Mississippi and purchase of a home in Las Vegas, Nevada. Executive can use his discretion as to how the $30,000.00 should be applied as long as it is used in conjunction with the sale of his Southaven, Mississippi residence and purchase of a Las Vegas residence. Executive will submit relocation expenses in accordance with Company Expense procedures.

         (b) The Company will either pay directly to a mutually agreed upon moving contractor, or reimburse the Executive for usual, customary and reasonable expenses related to the moving of Executive's household goods, automobiles and recreational vehicles from Southaven, Mississippi to Las Vegas, Nevada. If applicable, the Company, subject to prior approval, will pay for the storage of the Executive's household items.

         (c) The Company agrees to reimburse the Executive and his spouse (or other legal dependent) for a total of three (3) house-hunting trips to the Las Vegas metropolitan area.

         (d) The Company agrees to reimburse Executive the monthly loan installment and impounds on his current residence in Southaven, Mississippi for a period of twelve (12) months from the date Executive purchases or leases a residence in the Las Vegas area. If the Executive's residence in Southaven, Mississippi is sold within that twelve (12) month period, than any remaining payments pursuant to this paragraph would cease. The asking price of the Mississippi residence shall be no greater than the appraised market value of the home.

         (e) The Company will pay for a period of time, not to exceed ninety (90) days of temporary housing at a location mutually acceptable to Executive and the Company in the Las Vegas, Nevada area. The Company will also, upon request, provide a rental car for the Executive's use in the Las Vegas, Nevada area during the period of temporary housing. In addition, the Company will pay a per diem food allowance of twenty-five ($25.00) dollars during the period Executive is utilizing temporary housing.

         It is further understood that should the Executive voluntarily terminate his employment within the first twelve (12) months of employment with the Company, the Executive shall repay 100% of the amounts advanced to him pursuant to paragraph 4, sections a and b to

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         the Company and a portion of the amounts advanced to him in sections c,
         d, and e or for his benefit calculated as follows:

         (12 months - number of months employed)        X       total relocation
         --------------------------------------
                  12 months

5.       Early Termination

         (a) Notwithstanding the provisions of Section 1 hereof, the Executive may be terminated by the Company for Cause (as defined herein), in which event the period of employment hereunder shall cease and terminate and the Company shall have no further obligation or duties under this Employment Agreement, except for obligations accrued under Section 3 as of the date of termination.

         (b) Prior to termination for a performance deficiency as described in Sections 5(a)(v) and (vii), Executive shall be given notice of deficiency and sixty (60) days within which to cure the same.

         For the purposes of this Employment Agreement ("Cause") shall be deemed to exist only upon (i) conviction of a felony (ii) embezzlement or misappropriation of funds or property of the Company or any affiliates;
         (iii) failure to obtain and maintain during the period (s) of employment all licenses, permits, approvals or findings or suitability with Gaming and other Regulatory Authorities approval or finding of suitability; (iv) conviction of any criminal or other improper act which could result in the suspension or revocation of any such license, permit, approval or finding of suitability; (v) Executive's repeated failure to comply with any policies or procedures of the Company whether or not now in effect; (vi) upon the material breach by Executive of this Employment Agreement; (vii) excessive absenteeism in accordance with Company guidelines on the part of the Executive or
         (viii) any other conduct, such as moral turpitude which has or may reasonably be expected to have a material adverse effect on the Company or the business of the Company.

         (c) In addition, the Period of Employment hereunder shall cease and terminate upon the earliest to occur of the following events: (i) death of executive, or (ii) the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of sixty (60) consecutive days (subject to the requirements of the Americans with Disabilities Act and Family Medical Leave Act). Upon the occurrence of these events the Company shall continue to pay to Executive or his estate, the entire compensation otherwise payable to him under Section 3(a) hereof for the lesser of sixty (60) days or the remaining Period of Employment and shall have no further obligation or duties under this Employment Agreement.

         (d) In the event that the Executive is discharged by the Company other than for Cause pursuant to Section 5(a) hereof or is discharged by reason of physical or mental disability pursuant to Section 5(b) hereof, Executive shall have no further obligations or duties under this Employment Agreement; provided, however, that Executive shall continue to be bound by the provisions of Section 5 hereof.

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                  However, if Executive should die prior to the end of such
                  period, the provisions of Section 5(a) hereof shall be applicable as though the Executive's employment hereunder had not been terminated.

         (e) This Employment Agreement may be terminated by mutual agreement of the Company and the Executive. The terms and conditions of any such termination agreement shall be set forth in writing and signed by both parties.

6.       Confidentiality, Intellectual Property and Non- Competition

         (a) The Company and Executive acknowledge that the services to be performed by Executive under this Employment Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information, proprietary information and trade secrets (collectively, "Confidential Information") relating to the business practices of the Company and its affiliates, and that these constitute "Trade Secrets" under the Nevada Uniform Trade Secrets Act.

         Trade Secrets Act. The Confidential Information referenced herein includes but is not limited to the following which are or were developed for the Company by Executive or any other Company employee or agent; names and addresses of guests; computer programs; software and disks; business plans; analytical techniques and methodology; measurement criteria; guest development techniques; market research; training manuals and video tapes. Executive agrees that he will not disclose or use the Confidential Information, directly or indirectly during or after his employment, other than in the performance of his duties for the Company.

         (b) The Company and Executive agree that violation of Executive's obligations under Section 6(a) of this Employment Agreement shall constitute "misappropriation" of the Company's trade secrets under the Nevada Trade Secrets Act, and the Company's remedies for any such violation shall be those set out in the said Act.

         (c) Upon termination of his employment with Company for any reason, Executive shall (i) immediately return to the Company all the materials delivered to Executive during employment or paid for by the Company, including but not limited to, originals, duplicates or copies of keys, tools, telephones, pagers, manuals, plans, memoranda, reports, systems, procedures, forms, advertising materials, office supplies, presentations, flow charts, narratives, organization charts and other employment agreements, (ii) give to the Company on computer disk and then destroy any trade secrets in any physical form, including originals, duplicates, or copies to the Company and (iii) give to the Company on computer disk and then destroy any trade secrets or any other Company information stored in any computer or electronic device owned or used by Executive.

         (d) All programs, ideas, strategies, approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his employment by the Company, shall be owned and belong exclusively


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                  to the Company, provided that they are related in any manner to business or that of any of it's affiliates. Executive shall
                  (i) promptly disclose all such programs ideas, strategies, approaches, practices, inventions or business opportunities to the Company and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such terms.

         (e) Executive agrees that during the period of employment, he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with or has a vendor relationship with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of it's affiliates, provided, however, that competition shall not include the ownership (solely as an investor and without participation in or contact with the management of the business) of less than one percent of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the counter market. The Company, in its sole discretion, may waive one or more of the restrictions set forth in this subsection; however, any such waiver must be in writing executed by an authorized Company representative, and shall be effective only to the extent it is set forth in writing.

         (f) Executive agrees that for a period of one (1) year, should he voluntarily terminate his employment with the Company within eighteen (18) months of the commencement date of this agreement he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity or engage in any business as a sole proprietor in or act as a consultant to any such entity in or otherwise engage, directly or indirectly, in any enterprise in each case which competes with or has a vendor relationship with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its affiliates, provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than one percent of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market. Should the Executive and the Company or any of it's affiliates mutually agree not to renew the Employment Agreement following the eighteen (18) month period following commencement of this agreement, the Company shall waive the non-compete agreement as set forth in this subsection. The Company, in its sole discretion, may waive one or more of the restrictions set forth in this subsection; however, any such waiver must be in writing executed by an authorized Company representative, and shall be effective only to the extent it is set forth in writing.


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         (g)      Executive further agrees that neither Executive nor any person or enterprise controlled by Executive will solicit for employment any person employed by the Company or any of its affiliated properties during and within one year following the termination of Executive's employment.

         (h) Unless required by law, Executive shall not disclose the existence of this Employment Agreement or the terms and conditions hereof to any other person, except to Executive's attorneys, accountants and financial/banking institutions who have a need to know.

         (i) The covenants in this Section 6 on the part of the Executive shall be construed as an agreement independent of any other provision in this Employment Agreement; and the existence of any claim or cause of action of Executive against Company, whether predicated on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Executive of these covenants. It is agreed by the parties hereto that if any portion of these covenants against solicitation are held to be unreasonable, arbitrary or against public policy, the covenants herein shall be considered divisible both as to time and scope; and each month of the specified period shall be deemed a separate period of time, so that the lesser period of time shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that, in the event any court determines the specified time period to be unreasonable, arbitrary or against public policy, a lesser time period which is determined to be reasonable, not arbitrary and not against public policy may be enforced against Executive. It is further agreed by the parties hereto that, in the event of a breach or violation or threatened breach or violation by Executive of the provisions of this section, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction restraining the activities set forth herein in breach or violation of this section (without posting a bond therefor and upon twenty-four (24) hours notice to Executive), whether directly or indirectly. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it by law or by this Employment Agreement for breach, violation or threatened breach or violation of the provisions of this section, including, by way of illustration and not by way of limitation, the recovery of damages from Executive or any other person, firm, corporation or entity. The provisions of this section shall survive any termination of this Employment Agreement for the purpose of providing Company with the protection of Covenants of Executive provided herein. Executive acknowledges that his capabilities and education are such that enforcement of the restrictions contained herein shall not prevent him from earning a livelihood.

7.          Representations and Warranties

            (a) Executive represents and warrants to Company that his execution, delivery and performance of this Employment Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without

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                  limitation, any other employment agreement, to which Executive is or has been a party.

         (b) Executive shall indemnify, defend, and hold harmless Company for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which Company has incurred or to which Company may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees, arise out of or are based upon any failure of any representation or warranty of Executive in section 7(a) hereof to be true and correct when made.

8.       Assignment and Change of Control

         (a) Executive shall not assign his rights or delegate the performance of these obligations hereunder without the prior written consent of the Company. Subject to the provisions of the preceding sentence, all the terms of this Employment Agreement shall be binding upon and shall inure to the benefit of the parties and their legal representatives, heirs, successors and assigns.

         (b) Upon a "Change of Control", the Company may assign this Employment Agreement. For this purpose, a "Change of Control" shall mean a sale of substantially all of the assets of the Company. Upon the occurrence of a Change of Control, the Company will pay Executive all remaining payments due Executive under Section 3 hereof and any payments that would be due to Executive under the expiration of this agreement. If no agreement exists that would become effective at the expiration of this agreement, then Executive will receive equivalent of six (6) months of his annual salary at the expiration of this agreement by reason of a Change of Control. In addition, Executive will not be bound by the provisions of
                  Section 6(f) by reason of a Change of Control.


9.       Arbitration

         Any dispute which may arise between the parties hereto shall be submitted to binding arbitration in Las Vegas, Nevada in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to the Board of Directors in an effort to resolve such dispute without resort to arbitration, and provided, further, that the Board shall have a period of sixty (60) days within which to respond to the Executive's submitted dispute, and of the Board of Directors fails to respond within said time, or the Executives dispute is not resolved, the matter may then be submitted for arbitration.

10.      Notice

         Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties as follows:


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         If to the Company:

         The Majestic Star Casino, LLC
         C/o Fitzgeralds Casino Hotel
         301 Fremont Street, 12th Floor
         Las Vegas, Nevada  89101
         Attention: Executive Vice President and Chief Operating Officer

         If to the Executive:

         Jon S. Bennett
         8880 Shellflower Drive
         Southaven, Mississippi   38671

         or to such other addresses as the party shall have furnished in writing in accordance with this Section. Such notices or communication shall be effective upon delivery in person, and upon actual receipt or three (3) days after mailing, whichever is earlier, if delivered by mail.

11.      Breach of Agreement

         Should the Company be in breach of this Employment Agreement and/or it be determined that Executive has not been terminated for Cause (the position first taken by Company for terminating the contract), then this entire Employment Agreement shall be null and void and of no further force or effect. Further, Executive shall be entitled to all benefits and compensation under the Employment Agreement as well as attorney fees and costs incurred in vindicating himself or establishing a breach by the Company. Conversely, if the Executive is determined to be in breach of this Employment Agreement, the Company shall be entitled to costs and attorney fees in validating that breach.

12.      Parties In Interest

         The benefits and obligations of this Employment Agreement shall be binding upon and insure to the benefit of Executive, and it shall be binding upon and insure to the benefit of the Company, its subsidiaries and related entities, as well as any corporation succeeding to all or substantially all of the business assets of the Company by merger, consolidation, purchase of assets or otherwise.

13.      Entire Agreement

         This Employment Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification of this Employment Agreement will be effective only if it is in writing signed by the party to be charged.

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14.      Governing Law and Venue

         This Agreement is to be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

15.      Acknowledgement

         Executive acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. Executive certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement and to seek the advice of legal counsel. Executive further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that Executive's execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Executive does not rely on any inducements, promises, or representations by Company other than the terms and conditions of this Agreement.

16.      Effective Date

         This Employment Agreement shall become effective on the Executive's date of hire with The Majestic Star Casino, LLC.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth hereinabove.


         COMPANY:                               EXECUTIVE:
         The Majestic Star Casino, LLC



         By: /s/ Judith F. Talbott              By: /s/ Jon Scott Bennett
            -------------------------              ------------------------
            Judith F. Talbott                      Jon Scott Bennett
            Corporate Vice President               Vice President
            of Human Resources                     and Chief Financial Officer


         Date: October 23,  2002                Date: October 23, 2002
               ----------                             ----------




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